UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2014

MATTRESS FIRM HOLDING CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35354	20-8185960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5815 Gulf Freeway, Houston, Texas	77023
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 923-1090

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On April 25, 2014, Mattress Firm, Inc., a Delaware corporation and wholly owned indirect subsidiary of Mattress Firm Holding Corp., a Delaware corporation (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with, among others, Mattress Liquidators, Inc., a Colorado corporation (the “Seller”), pursuant to which Mattress Firm, Inc. has agreed to acquire substantially all of the mattress specialty retail assets and operations of the Seller, which operates Mattress King retail stores in Colorado and BedMart retail stores in Arizona.  The purchase price payable by Mattress Firm, Inc. for the assets pursuant to the terms of the Purchase Agreement is approximately $35 million, subject to working capital and other customary purchase price adjustments.  The Purchase Agreement contains customary representations, warranties and covenants.  Subject to certain limitations, each party has agreed to indemnify the other parties for breaches of representations, warranties and covenants, and other specified matters.

The closing of the transactions contemplated by the Purchase Agreement remains subject to customary closing conditions and is currently expected to occur during the Company’s second fiscal quarter ending July 29, 2014.  The Company expects to fund the purchase price from cash on hand and revolver borrowings, as well as a $3.5 million seller note that is payable in quarterly installments over two years.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 9.01                   Financial Statements and Exhibits.

(d)         Exhibits

2.1                               Asset Purchase Agreement dated April 25, 2014, by and among Mattress Firm, Inc., as buyer, Mattress Liquidators, Inc., David Dolan and Sarah Thomas.

99.1                        Press Release dated April 28, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTRESS FIRM HOLDING CORP.

Date: April 28, 2014	By:	/s/ Jim R. Black
Jim R. Black
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
2.1	Asset Purchase Agreement dated April 25, 2014, by and among Mattress Firm, Inc., as buyer, Mattress Liquidators, Inc., David Dolan and Sarah Thomas.
99.1	Press Release dated April 28, 2014.